Exhibit 99.2
On March 3, 2011, Horizon Lines, Inc. hosted a conference call to discuss financial results for the fourth quarter ended December 26, 2010. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator	Good morning, my name is Christy, I will be your conference operator today. At this time, I would like to welcome everyone to the Horizon Lines fourth quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session.

As a reminder, ladies and gentleman, this conference is being recorded today, March 3, 2011. Thank you. I would now like to introduce Mr. Jim Storey, Director of Investor Relations for Horizon Lines. Mr. Storey, you may begin your conference.

Jim Storey	Thank you, Christy, and good morning, everyone, and welcome to Horizon Lines’ fourth quarter 2010 conference call. Our speakers this morning are Stephen Fraser, Incoming President and Chief Executive Officer; Brian Taylor, Executive Vice President and Chief Operating Officer; and Mike Avara, Executive Vice President and Chief Financial Officer. This morning, our executives will first walk you through a review of 2010 and the fourth quarter, and then discuss the outlook for the current year. Before we get started, I want to remind everyone that copies of our press release and slide presentation accompanying this conference call are available in the Investor Relations section of our website at www.HorizonLines.com. We will be referring to these slides during our remarks.

I also want to remind everyone that management’s remarks this morning contain certain forward-looking statements, and that actual results could differ materially from those projected today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, and we encourage you to review these detailed Safe Harbor and risk factor disclosures. Please also note that, where appropriate, we’ll continue to refer to non-GAAP financial measures, such as EBITDA, to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in the appendix of this presentation and in our earnings release and accompanying materials.

Now, to introduce our incoming President, let me turn the call over to Chuck Raymond. Chuck?

Chuck Raymond	Thank you, Jim, and good morning, everyone.

You’ve read of my retirement schedule, and it’s my pleasure to close out my 45-year career in this business by thanking you for your confidence in Horizon Lines, and for your support of the Company in the future. Today’s call will be hosted by Stephen Fraser, who will be replacing me March 11, as CEO of the Company.

As you know, we’re blessed with an incredibly experienced and professional Board of Directors here at Horizon Lines, and last June, we recruited Stephen to join our Board. At that time, we were intent on further strengthening our governance, with broad management experience and knowledge of international shipping operations, domestic transportation and logistics. Stephen’s 30 plus years of leadership in these industry sectors perfectly suited the Board’s requirements and our Company’s needs. I know you’ll understand and be excited with our choice of Stephen, both as a Director and, more importantly, as CEO and President, as you get to know him.

So, with that, Stephen, you have the call.

Stephen Fraser	Thank you, Chuck, and good morning, ladies and gentleman.

I want to spend the next few minutes providing a brief introduction of who I am and, more importantly, why I’m here, and why I think Horizon Lines is a unique Company with a good future. By way of background, Chuck referenced my background in transportation and logistics, and I would note that the first decade of my career was working for a company which provided lease finance for ships and container equipment to the container shipping industry. And in those days, Sea-land, the company from which Horizon Lines was formed, was one of my largest customers. For me, Horizon Lines was an interesting opportunity to serve on the Board of a Company whose business I understood. What I didn’t expect when I agreed to join the Board was that I would become so attracted to the business, its people and its suppliers.

Prior to and after joining the Board, I spent a significant amount of time conducting my own due diligence to understand the Company. I spent time at headquarters here in Charlotte, at the Company’s offices in Dallas, walked the port terminals and met the staff in New Jersey and Florida, California, Washington and Alaska, and even rode aboard a vessel to Anchorage earlier this winter. I spent time with a vessel operations teams and visited customers.

Over the course of the due diligence time, I was able two match faces with names and jobs with challenges. I got personally engaged by both the challenge the business faces and the upside in opportunity in the traditional domestic ocean operations, as well as the new venture in China. But to put it as plainly as I can, I am pleased to begin serving as the new President and CEO, though I clearly have some very big shoes to fill. I want to thank Chuck Raymond and John Keenan for their many decades of leadership and service, not just to our Company, but to the industry. They served and led with distinction. Our Company and our industry owes them much.

Now let’s look forward. I want to make three points. First, over the next several weeks and months, I welcome the opportunity to talk to and meet with many of our investors, customers, suppliers, and our partners from organized labor. Second, I believe this Company has a compelling story to tell, and with the events of the past week behind us, Horizon Lines can now move forward free from a cloud of uncertainty which hovered over this Company for the last nearly three years. Third, challenges clearly remain, but the Company is better positioned today than it was even a week ago to address these challenges. We’re moving forward in 2011 with a credible business plan that both solidifies our unique franchise as a domestic ocean carrier and captures the longer-term growth opportunity inherent in the Trans-pacific and Guam trade lanes.

With that, let me now turn the call over to Brian Taylor and Mike Avara, who will walk you through fourth-quarter results and provide an outlook for 2011. Brian.

Brian Taylor	Thank you, Stephen. Good morning, everybody.

As I’m sure all of you are aware, these past few weeks have been a monumental time for us here at Horizon Lines. Let me by start off reviewing a couple of key items. We resolved our antitrust issues with the DOJ, agreeing to a $45 million fine payable over a five-year period, a manageable amount for this Company. We are moving forward in the Puerto Rico class action suits and implementing a number of strategies relating to companies that have opted out of that settlement.

One of our largest customers recently released us from all antitrust claims related to Puerto Rico, and we now have until April 1 to decide to move ahead with the broader class action settlement. With the DOJ issue finally resolved and behind us, we are moving ahead with our refinancing efforts, and Mike will share some more details on this with you in a few minutes. Let me just say now that we are in the final stages of obtaining covenant relief from our lenders, and this will help facilitate a broader refinancing in the near-term.

We’ve navigated through a challenging year, one that had strong headwinds in the fourth quarter. We now have a credible business plan for 2011, that combines modest volume recoveries in our domestic ocean business and aggressive cost management initiatives. These two things, along with a gradual ramp-up in our China service, position us for modestly positive expectations this year.

Slide seven provides a few brief highlights of our year and the quarter. For 2010, for the full year, we generated adjusted EBITDA from continuing operations of $96.4 million on revenues of just over $1 billion dollars. We generated $40.5 million dollars in adjusted free cash flow, and ended the year with almost $19 million less in debt.

Things did get a little bit more challenging in the fourth quarter, and this was primarily driven by lower volume than expected in our Hawaii trade, some continuing rate pressures in Puerto Rico and, of course, rising fuel prices. But the quarter also had some key successes. The start-up of our international service, improved schedule reliability, and ongoing vigilant cost management.

I am going to turn to slide eight. The gradual rebound that we saw in the US economy did not translate into growth in our domestic trade lanes. Comparable volume for the quarter slipped 1.1%, although when you add in our additional week for this 53 week year and containers from our new China service, volume actually increased overall 7.9%. In Hawaii, lean inventories and sluggish construction activity did hold volume below expectation in the fourth quarter. In Alaska, we did see a slight easing of shipments in the quarter, and in Puerto Rico, volume actually showed a nice uptick in the fourth quarter, although at reduced margins. If you turn to slide nine, this provides a quick overview of revenue per box and, as you can see, revenue per box eased slightly, largely due to the addition of the international volume that we began handling at lower average rates and the ongoing rate pressure that we experienced in Puerto Rico.

The vessel performance metrics that you see on slide 10 reinforce our commitment to schedule integrity. Our 85%
on-time arrival performance was actually two full percentage points ahead of last year, and vessel availability remain near 100%. This is driven primarily by our aggressive fleet maintenance program. You can see that our utilization levels dipped to 58%, that was down from 61% the previous year, and this was largely due to roughly 8% capacity increase related to vessels that were activated and positioned for our dry dock coverage. As we activate our own idle ships to try and provide dry dock relief and ensure uninterrupted service to the markets, we can actually create a temporary bump in capacity, which is what happened last quarter. But having the capacity in place to carry more cargo without additional capital cost, does give this Company significant EBITDA leverage, even with a modest volume improvement.

Turning to slide 11, our new Five Star Express service from China began on December 13. We’ve seen vessel utilization steadily climbing, peaking at near-full capacity just before Chinese New Year in early February. As a part of this new deployment, we now also offer direct service from the U.S. West Coast to Guam. This new schedule actually provides improved transit and cut-off times for our Guam customers, and we now have the right service and the capacity in place to support a prolonged build-up effort on the island. This new China service was designed to focus on some select inland locations; one of them includes a 15-day service between Shanghai and Kansas City. We believe this is the fastest service of its kind between these two locations, and a high-speed transit that is really helping some of our customers reach into America’s heartland.

With that overview, let me turn this over to Mike, and he’s going to take you through the fourth-quarter financials.

Mike Avara	Brian, thank you, and good morning, everyone. Thanks for joining us today.

I’ll now review our fourth quarter 2010 financial performance. As Brian mentioned, we did face some headwinds, but despite those, we delivered decent financial performance in the fourth quarter. Challenges included lower than anticipated volumes in Hawaii, continuing rate pressure in Puerto Rico, higher fuel prices, and the start-up costs that we’re associated with our new China service, which we expected. Cash flow generation remains a very good story for the Company, and we continued to pay down debt during the year. So, before we get started, I want to take you through some of the factors impacting our financial results in the fourth quarter. You read last week that we made a decision to sell our logistics business, and we now account for that on a discontinued-operations basis. Accordingly, we are presenting results today on a continuing-operations basis, but really more importantly, we no longer will be incurring the losses that we had in the logistic business going forward.

Our results also include, as you see, a number of fourth-quarter adjustments, and let me walk you through those. We did record a $30 million charge relating to the DOJ settlement. The way the accounting works on that is that we discount the $45 million fine by taking the present value of the payments, resulting in the $30 million charge you see here. We also resolved another case, the Puerto Rico indirect purchaser case, and a $1.8 million charge resulted from that resolution. We had a second reduction in force in the Company, and a resulting charge of $2.1 million for severance of the non-union workforce. This is really part of our overall cost savings initiatives, which I’ll address on a subsequent slide. In addition, we incurred antitrust-related legal expenses of $1.8 million, and we had an almost $1 million impairment charge for certain equipment. I would also note that the fourth quarter and the year had an extra week, and we made adjustments where appropriate to put results on an apples-to-apples basis.

So moving to slide 14 and turning to operating revenue, let me go into a little more detail on our financial results. Fourth quarter operating revenue rose by $12.1 million. Slide 15 shows that the increase over last year was primarily due to a few factors. First of all, we had volume growth that contributed nearly $18 million. Our terminal services and other revenue contributed $2.8 million, and higher fuel surcharges generated $2.7 million.

These higher fuel surcharges allowed us to partially mitigate the 5.4% increase in bunker prices from a year ago. The positive factors were partially offset by the number of negative variances, including the space charter revenue decrease related to the expiration of our Maersk service in December, as well as another agreement. We also had the expiration of a previous vessel management contract, which we decided not to renew, and that resulted in a reduction in revenue of $3.5 million. And wrapping this slide up, lower rate and mix reduced revenue by about $2.4 million.

So, moving to slide 16 and adjusted operating income. Adjusted operating income decreased by over $13 million from 2009. This reduction was really the result of the same factors that affected EBITDA, which I’ll discuss on the next page. So, looking at slide 17, this will provide you with information on the factors that drove the adjusted EBITDA decline of $10.9 million. The major negative changes were as follows. The fuel recovery shortfall of $5.5 million, although we continued to recover roughly at about 90% across the Company. Obviously as fuel prices go up, that 10% differential results in a lower recovery amount. Our vessel operating expenses increased by $2.5 million. As Brian mentioned, with additional vessel dry dockings, we incurred some costs to reposition ships, and that’s reflected in this number. Again, rates net of fuel declined, resulting in a margin loss of $2.1 million. Now, these negative factors were partially offset by additional terminal service agreement savings from agreements we renewed in 2009, and cost reductions for A&G and overhead, totaling about $1.7 million.

Now, moving to slide 18, and you can see that we reported a loss of about $10.2 million on an adjusted basis resulting in an EPS of a negative $0.33 per share. Now, these results compare with the fourth quarter 2009 adjusted net income of $3.9 million, or $0.12 per diluted share. We’ve also provided, on slide 19, the full year results for the Company and, obviously, these are a roll-up of the numbers we spoke about over the last three quarters and today, so I really won’t delve into them at this point.

So, turning to free cash flow on page 20. Despite a very challenging year, we still generated adjusted free cash flow in excess of $40 million. This was a decline of $34 million from a year ago. It was largely due to the adjusted EBITDA decline of $19 million, and we did have a little bit higher combined dry dock and capital spending to the tune of about $8 million, as we return to a more normal level of CapEx spending, and the higher number of dry docks that Brian and I both mentioned.

I want to focus for a minute on working capital. That continues to be a great story, and provided a source of $12.2 million, up nearly $5 million from 2009. This working capital improvement was driven really primarily by our continued focus on accounts receivable, and despite the difficult economy, our cash collections remain strong. I’m happy to say that we have experienced no deterioration in our accounts receivable aging during this period.

So, turning to page 21. You can see at the end of the fiscal year, we continued to operate with adequate liquidity totalling in excess of $60 million. We remained in compliance with our financial covenants. We continue to enjoy a very low-weighted average cost of debt at under 4.5%, and 82% of our funded debt is fixed through maturity in 2012. In addition, during the fourth quarter, we made voluntary debt repayments of $12.3 million, and we ended the year with $9.6 million less debt than we began the year, and $18.8 million lower, excluding a new capital lease. In the first quarter 2011, we have made our customary additional revolver borrowings to fund vessel lease payments, and for our typical seasonal working capital needs.

So with that, I’m going to turn the call back over to Brian Taylor.

Brian Taylor	Thanks, Mike.

I’m now picking up on slide 23. Looking at 2011, we believe market conditions will continue to remain somewhat challenging. Our trade lane economies are in various states of recovery. From a stubborn recession in Puerto Rico that we’ve talked about many times, slow recovery in Hawaii, to more solid growth in Alaska, and near double-digit growth in China. We expect the cost of fuel is likely to increase due to tensions in the Middle East and, at this point, we see average prices will be above what we saw in 2010. We also expect that overall rate pressure is likely to persist for us, particularly in the Puerto Rico market.

We’re still cautiously optimistic for a number of key reasons. First, we expect that volume will gradually improve as the year progresses. Second, we expect our China business to continue to ramp-up over the year, though it will not contribute to EBITDA growth in 2011. Third, we are aggressively managing our costs, as we always do. Over the last few months, we’ve implemented a 10% reduction in our non-union workforce, and we have recently also achieved some important contractual adjustments from our organized labor groups. And I have to say, our maritime and shore-side union partners have really stepped-up, and they’re working closely with us in this still challenging environment.

We also remain very well aligned with some strong and growing customers and, clearly, our international service represents a nice long-term growth opportunity that we previously did not have in this Company. We have always been strong managers of cost, and 2011 is not going to be any different for us. We continue pursuing a variety of initiatives, all of them expected to provide recurring savings, things like our inland expense efficiencies, container network balancing and, of course, as Mike mentioned earlier, our exit from the logistics business.

Let me walk you through the economic and business outlook now, for each of the trade lanes, starting with Alaska on slide 24. Alaskans are generally optimistic about the prospects for their economy in 2011. The economic forecasts appear to be projecting modest growth, driven primarily by high oil prices, ongoing construction projects, and a growing healthcare industry. High oil prices really do help build upon an already existing state budget surplus, and state-funded construction spending is also expected to rise this year, all of this leading to some job growth, important job growth, of course. And right now, the business community continues to maintain a moderately positive outlook for the year. As such, we also expect to see improving southbound seafood shipments, due to significant increases in the pollack and cod quotas that have been put in place for this year. And right now, in terms of our outlook, we are projecting modest increases in Alaska volumes and rates as we progress through the year.

Turning to Hawaii on slide 25. We did see a recovery in the state’s tourism business in 2010, but typically it takes some time for this to translate into other sectors, such as construction and real estate. We expect that some continued improvement in the tourism sector in 2011 will lead to some modest recoveries in the other sectors. The military segment, another key driver of the Hawaii economy, was stable throughout the recession, and right now, we expect it to remain that way for this year. We’re adopting a conservative assessment regarding the 2011 business outlook for this lane, at least until we start to see more evidence of an economic recovery, really demonstrated in volume growth. As such, look for Hawaii to generate modest volume growth, and a slight improvement in rate in 2011.

Looking at Puerto Rico, slide 26, the island is in its fifth year of economic recession. Finally though, forecasters may be pointing to modest improvements in 2011. Real GSP, which contracted at a rate of 5.1% last year, is expected to decline much less here in 2011. Unemployment is likely to remain high, around 16%, but personal income is expected to grow slightly and, as you can see here, building permits are clearly rebounding. The current administration in Puerto Rico has been doing all the right things to cut the budget deficit and, as a result of that, S&P raised it’s outlook in November on Puerto Rico, to positive from stable. Perhaps that’s a good sign for all of us that things may be beginning to turn. We expect 2011 volumes to begin increasing in this lane, but I have to say, I caution rates, net of fuel, will probably decrease due to continued competitive pressure.

Turning to China, on slide 27. The country’s economy is expecting solid growth over the next two years, though there has been some recent indicators that are pointing toward some moderation. The rebound that we all saw in 2010 resulted in a 16% increase in Trans-Pacific container volumes from China, and while growth is expected to continue this year, it’s going to be at a more subdued pace, roughly 6%.

Vessel capacity, we’ve seen it grow in central China, and that combined with the slow period around Chinese New Year, we are seeing, and continue to expect to see, some rate pressure here throughout the first-half of 2011. But growth is expected to resume in the second-half of the year, and that’s pretty consistent with what we’ve built into our business plan. Looking at Guam on slide 28, the island is continuing to prepare for the US military build-up that is certainly going to be the growth driver over the next five to seven years. The island’s infrastructure really does need a lot of rebuilding and modernization, and while some of that is starting now, the timing of a lot of these construction projects still remains a little bit unclear. A more gradual build-up appears to be much more likely, and so we expect that our volumes will begin picking-up gradually as this year progresses.

Our China and Guam deployment is clearly an investment in future growth potential. And as you see on slide 29, we established the FSX service in December; there were no glitches; there were no service issues. We’ve successfully deployed over 12,000 new containers to support not only the international service, but the Guam business, and our trade lane in Hawaii. And right now, we are enjoying solid and continued support from our customers. If you look at the earnings sensitivity analysis you see on this page, what it shows is the impact that a healthy rate environment can have on this business going forward.

So, with that, I’m going to turn this back over to Mike now, and he will take you through some of our key financial considerations for this year. Mike?

Mike Avara	Okay. Thank you, Brian.

I’m going to start on page 31, and let’s walk through some of the major factors impacting the financial outlook for 2011. So, EBITDA growth will depend on the pace of the economic recovery in each of our domestic trade lanes, and Brian just reviewed those for you. This will, of course, be influenced also by the strength of the overall US and global economies, which in turn will also impact the ramp-up of our new China business. We will also be contending with significantly higher fuel costs this year, and some continued rate pressures.

Finally, we do not expect our new China service to fully offset the lost earnings from the agreement we had with Maersk previously. And, while we do expect Guam to accelerate significantly as the military build-up continues, we think that will happen in late 2011 and will be a bit more gradual over a multi-year period than initially expected. But as Brian noted, we will be ready. We have the cranes and the people to deal with this opportunity.

So, in light of these realities, our cost reduction initiatives have played a very important role in developing our business plan for 2011. And I’ll walk you through those in just a minute. But I would like to take a step back. Horizon Lines has a long history of very successful cost management. Our EDGE program, that some of you may remember, implemented back in 2004 and 2005, has served us very well and has become ingrained in the way that we run the business, as well as our more tactical decisions over the past couple of years, as we’ve dealt with this global recession of really historic proportions.

So, turning to slide 32, you can see our major financial assumptions for 2011. If you exclude the international business, we expect volume to increase by about 5% this year. That compares to a 1.1% decline in 2010, on a comparable 52-week basis. And, it excludes our international service, which had just three sailings last year. Rates net of fuel, however, are expected to decline by about 6% for the year, compared to a very, very small decline in 2010.

So, now I want to turn to our revenue and cost initiatives on slide 33. Let me start on the revenue side. Revenue initiatives are targeting a total of $4 million. I think it’s important to note that these are comprised of specific opportunities in each of our trade lanes, rather than based on general economic improvement assumptions. As I noted a few moments ago, our ability to reduced costs in this environment has been a very important component of our business plan for 2011, and we already have cost savings plans targeting more than $15 million, and we’re pursuing more cost reductions.

Workforce savings are comprised of both cost reductions in our non-union and our union workforces. A 10% reduction in force on the non-union side was completed, and this will yield savings of $5.5 million in 2011 for 11 months, and $6 million for 12 months in 2012 and, more importantly, beyond. So, these savings are locked into the business. Vessel union compensation saving commitments thus far total $6.8 million, with more possible.

I’d like to take just a minute and reiterate Brian’s comments and recognize our vessel partners. The Master, Mates & Pilots, the MM&P; the Marine Engineers Beneficial Association, MEBA; and the Seafarers International Union, the SIU, who have stepped-up and helped us navigate through this difficult period of time. On the land side, the West Coast Teamsters locals have also rendered some cost-saving assistance and, finally, all management wage increases, incentive compensation and equity awards have been eliminated in 2011. We’re also securing smaller, but still very important savings, for equipment maintenance, inter-modal and various other categories. Finally, we are working with our vessel charter partners to capture necessary savings on our seven leased vessels. So, wrapping this up and putting things in context, the savings targets on the cost side of $15 million will allow us to lock-in that same amount in EBITDA contribution for the year, thereby significantly removing risk from our projections for the current year.

We are going to move to slide 34 and summarize our outlook for 2011. Again, we currently anticipate modest EBITDA growth in 2011 compared to 2010. This will be driven by the local economies as well as the US and global economy. Now, our typically slow first quarter will be somewhat exacerbated this year by the seasonality in our new FSX service, and Brian has discussed that with you. We believe we are well-positioned to grow our business in 2011.

We are intently focused on cost management, as well as revenue growth opportunities. Our operating leverage is very substantial, and even just a small increase in volume will deliver big EBITDA growth, as well as cash flow improvements. In addition to our solid and stable domestic trade lane business, we are now investing in future opportunities inherent in the China and Guam businesses. And again, we expect to complete our refinancing process in the second or third quarter of this year.

So, turning to the refinancing, let me give you a brief update on page 35. The resolution of the DOJ matter has now allowed us to move forward at full speed with our refinancing efforts. We are in constructive discussions with our lenders on a credit agreement amendment and indenture waiver, and expect to obtain required consent release the very near future.

Turning now to our broader refinancing. We’re also pursuing a comprehensive refinancing of the existing capital structure at the same time. We are targeting completion of this work in the second or third quarter. The refinancing is intended to accomplish the following goals: to provide the ability to reduce our leverage, to maintain a cost to capital that we can afford, and to implement a long-term capital structure solution for our Company.

So, this concludes the prepared remarks, but before I turn the call over to the operator, I wanted to share just a few final thoughts with you on why I think 2011 holds a lot of promise for Horizon Lines. First, all three of our Alaska vessels have just been upgraded and modified with improved capacity for the higher-demand 45-foot containers, so we are poised to serve this growing business in Alaska. Second, the vast majority of the legal costs and the Management distraction associated with the antitrust matters are behind us, and we have decided to exit the logistics business. So, we can now sharpen our focus on our core transportation business.

Third, we are seeing some strength in local economies that Brian has referenced, and although still small, as I’ve said before, we can accomplish a lot with just a little bit of help on the volume line. Fourth, we are a leaner organization. We’ve taken two reduction in forces in the Company, reducing the non-union workforce by 20% as a result of that, and we will keep those costs out of the business. Fifth, we have successfully launched our FSX service without a hitch, thanks to Brian and his team who did a fantastic job starting a brand-new service without any issues whatsoever. And finally, we are partnering with our workforce, both union and non-union, to secure improved efficiencies, so we can continued to provide the excellent service that Horizon Lines is renowned for.

So, with that, I would like to now turn the call over to the operator for the Q&A session.

George Pickral	Thanks. Mike, first question for you. On the guidance — that is good color on the volume and the rates. I guess I’m a little confused by your commentary; you just mentioned if you can get a little improvement in volume, but it looks like the pricing could be more of an issue in 2011. Can you maybe talk about why you think it’s going to be down 6% this year?

Mike Avara	George, good morning. There are a couple factors impacting pricing. Obviously, we continue to face rate pressures in the Puerto Rico trade, and in addition, the start-up of the new FSX service brings with it somewhat lower rates than our domestic services.

George Pickral	So that includes China in there?

Mike Avara	Yes, it does, George.

George Pickral	And the volume includes China, too?

Mike Avara	Yes, we’ve actually given you the volume on both bases. The increase is exclusive of the FSX service, which just had three sailings in 2010, so we have excluded that to give you a comparable look.

George Pickral	Okay. So with the rate pressures in Puerto Rico, are these contracts where you have to honor some lower market rate, or are you in a situation where you could turn away unprofitable business?

Brian Taylor	Certainly we will always take a look at each piece of business that we are handling, George, to make sure that it is appropriate business for us to continue to handle. But what we are seeing in Puerto Rico, as we have mentioned previously, is the additional tonnage deployed in the Northeast by one of our other competitors. As that tonnage has been deployed, that has put increased pressure on pricing in this lane, particularly Northeast pricing. We’ll continue to respond where appropriate and ensure we protect the business that we want to and need to continue to carry.

George Pickral	Okay, thank you for that, Brian. And one more question as it relates to the guidance, where does the logistics piece fit into that? And what are your assumptions on fuel in your guidance?

Mike Avara	I will take that, George. In terms of logistics, since it’s now discontinued operations, we are excluding that from the continuing operations in the guidance that we have given you relative to 2010. Those losses will be excluded, prospectively, and will be carved out as a discontinued operations line item in the income statement.

In terms of fuel, obviously it’s something we’re watching very closely. The recent events in the Mid-East have caused fuel to surge to the $625 to $650 per ton range. We have initially budgeted at lower amounts, but we have updated not only our fuel prices but our fuel surcharges to take into consideration the current prices.

George Pickral	Okay, so does the current guidance, if I’m understanding you correctly, it assumes today’s fuel prices of $625 to $650?

Mike Avara	Yes, what we’ve done, George, is we have anticipated the current prices for some period of time, and using the help of World Fuels, have looked at the cost curves which show prices coming back down in the second, third and fourth quarters. Obviously we will stay very, very close to that, and react accordingly if that does not occur.

George Pickral	Okay, and then just one or two more, and I’ll turn it over. With respect to the start-up costs in China, I get the sense that they will actually be more in Q1 than Q4. Can you quantify that to help us think about modeling Q1?

Brian Taylor	George, this is Brian. I would say that we incurred, obviously, start-up costs in November and December of last year Q4, where we had really very little corresponding revenue to offset those costs as we set up infrastructure, hired people, set up agencies and so forth in the international lane. As we move into quarter one, the costs that we had built into our plan are very close to what we are actually seeing here in January and February. Obviously, there is a ramp-up in volume that we anticipate here in the first quarter. We did not expect to go from zero to a full shift, day one. So I think right now everything is very much in line with the assumptions that we built into our plan from a cost perspective, and from a volume perspective.

Mike Avara	George, I would just add to Brian’s comments that, as you know, we have our normal lowest quarter in the first quarter; that’s where we have the most seasonality across even our domestic trades, and that will be really heightened with the FSX services. So the fact that the FSX service will not fully recover the old Maersk agreements on a full-year basis, and the heightened cyclicality in that trade in the first quarter will have a meaningful impact on the results that we delivered last year, I think about $11 million, if I recall, before accounting for discontinued and continued operations. So there will be a pretty big impact on the first-quarter results.

George Pickral	Okay, that’s great. Thank you, Mike. And then the last question, I noticed that the slide on Guam, 100,000 containers moving to 600,000 containers. How much of that 100,000 do you move now, how much of that 600,000 do you think you can capture, and of your Hunter Class vessels, how comfortable are you capturing all of that potential market share?

Brian Taylor	George, obviously that volume is spread out over a fairly long period of time. But as we look at that market today, it is a market that we pretty much share relatively equally with our primary competitor in that lane. But we have a significant amount of unused capacity today in the FSX vessels that will enable us to capture additional business as that build-up begins and continues to grow in the next couple of years.

George Pickral	Okay, so you could go from the 50 to the 300 without really any increase in costs?

Brian Taylor	Yes.

George Pickral	Okay, perfect, thanks for the time, guys.

Mike Avara	Thank you.

Chaz Jones	Thank you for taking my questions. The first one was just related to the union concessions. Was just curious on maybe how long those last, or is there an expiration on the union concessions?

Mike Avara	Chaz, good morning, it’s Mike. I will take that question. The agreements we have with the vessel unions, the MEBA and the MM&P, start in March of this year and will go through June of next year. At that point in time we’ll sit back down together, and if the Company is on firmer footing, which we certainly expect we will be, there will be a restoration of the wage increases going forward.

Chaz Jones	Okay. And then I guess, Mike, you had mentioned the legal expense that we have been incurring here for several years. Obviously I would expect some carryover into Q1; that has been running I guess somewhere in the ballpark of about $1 million. Is that what you’re expecting for Q1, or were there additional expense related to getting things wrapped up there?And then, looking past Q1, what should we be thinking about in terms of legal expense?

Mike Avara	Chaz, it’s really the latter, although we expect expense to be down significantly from what we incurred in 2010 and prior years.The resolution that you saw announced last Thursday obviously involved a lot of legal work. So you will see a big portion of the $3 million of expenses for the full year in the first quarter.

Chaz Jones	Okay. I was just curious, can you guys be any more specific on some of the Puerto Rico opt-outs in terms of those customers who have opted out of the settlement, what type of arrangements that you’re getting with those customers? And is that playing into your rate outlook for Puerto Rico at all?

Brian Taylor	This is Brian, I will take that one. Obviously we continue to be in active dialogue with a number of the customers that have opted out, and at this point it is probably not appropriate for us to discuss the specific terms or share any of those discussions, but I can tell you that there is active ongoing dialogue on a variety of fronts.

Chaz Jones	Okay. Is it a large number of customers, or could you maybe quantify it in those terms, or is it just a handful of customers?

Brian Taylor	It is not a large number of customers, but obviously they are all still important customers of ours, and others in the trade, and we need to ensure that we work through this appropriately with them.

Chaz Jones	Okay. And then, Brian, I don’t know if you guys want to get into specifics on this, but you stated that China or the FSX service has met your expectations so far. I think in maybe some of the prior calls, you had talked about getting to 75%, 80% vessel utilization there to meet a breakeven, I guess, in terms of operations. Can you share with us where the service is here in early March, in terms of utilization?

Brian Taylor	Sure. As I mentioned in my earlier comments, we actually were in a position of being near full capacity on the ship here leading into

Chinese New Year. Obviously what happens around Chinese New Year during the factory shutdown period is, there is very little cargo. So we’ve obviously seen a significant fall-off, as planned, and vessel utilization is obviously relatively low here in the second period as a result of that, and leading into the third period. It is quickly recovering. We expect that we will back at levels that are appropriate with our plans, and certainly being in that 70% to 75% range appears clear at this point.

Chaz Jones	Okay. So when you say for the full year, maybe we get to slightly below breakeven, or it’s not going to contribute to full year. Is that the utilization assumption for the full year, knowing that obviously it’s going to vary quarter to quarter, is 70% to 75%?

Brian Taylor	Yes, what we have said all along, Chaz, as you remember, is that the contribution from the FSX this year in conjunction with our terminal savings would get us to a relatively breakeven period, and the volume assumptions that we’ve built into our plan here for the international service are consistent with that. So, again, right now I think we are tracking very closely to what we had expected, and don’t see any deviation at this point.

Chaz Jones	Okay. I think that’s all I had. I guess I’ll just end it with congratulating Brian and Mike on your promotions.

Brian Taylor	Thanks, Chaz.

Mike Avara	Thank you.

Operator	What that, we will turn it back over to Stephen Fraser for closing remarks.

Stephen Fraser	Thank you, operator. As the new guy here, I would like to share why I find the Horizon Lines story to be compelling. First, look at the core business. Horizon has an attractive base business serving the domestic US trades, which includes Alaska, which will continue to grow in importance as a major domestic energy-producing state. Next, consider the operating leverage. You all know the operating leverage story, and I think it’s a good one, as the Company’s market economies begin to grow again.

Third, look at the customer base. Horizon does business with the bluest of blue-chip customers, and this Company is universally recognized for customer service excellence. Fourth, it is growing its international presence, and that’s part of the recipe for long-term success. Finally, Horizon is on the path to a comprehensive refinancing that will result in a financially stronger Company with good growth opportunities. I’m excited and energized, and thank you for joining us today. And we look forward to talking with you again on our next quarterly conference call in April. Bye.

Operator	This concludes today’s conference call; you may now disconnect.